UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 28, 2014

AS SEEN ON TV, INC.
(Exact name of registrant as specified in its charter)
Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard Clearwater, Florida 33760 (Address of principal executive offices) (Zip Code) (727) 230-1031 Registrant’s telephone number, including area code

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective October 28, 2014 (the “Effective Date”) As Seen On TV, Inc. (the “Company”) received a cash payment of $3,000,000 under an Asset Purchase Agreement dated October 28, 2014 (the “Agreement”) in consideration of the Company’s sale and transfer of its right, title and interest in the domain name www.asseenontv.com, telephone number “(866) As Seen on TV” and related intellectual property to a non-affiliated third party private purchaser.  On the Effective Date, the purchaser assumed all of the Company’s rights, interests and obligations under that certain E-Commerce Joint Venture Partnership agreement by and between the Company’s wholly owned subsidiary, TV Goods, Inc., and Delivery Agent, Inc. (“Delivery Agent”) dated May 27, 2011, as amended as of July 19, 2011 and August 27, 2012 (the “Assumed Agreement”).   The Company shall retain any revenue share payments payable by Delivery Agent pursuant to the Assumed Agreement with respect to product sales made during the period commencing on October 1, 2014 and ending on December 31, 2014 (the “Fourth Quarter Period”); provided, however, that if such revenue share payments attributable to the Fourth Quarter Period shall exceed $200,000 in the aggregate, the Company shall pay the purchaser any and all of such excess.

The Company intends to use a majority of the proceeds from the asset sale for general working capital.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of an Acquisition or Disposition of Assets.

The information provided under Item 1.01is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement dated October 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

As Seen On TV, Inc.

By:	/s/ Robert DeCecco
Robert DeCecco
Chief Executive Officer

Date: November 3, 2014

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